Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Core Scientific, Inc. on Form S-1 of our report dated March 12, 2024 with respect to our audits of the consolidated financial statements of Core Scientific, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
April 12, 2024